Exhibit 99.1

Cornerstone Bancshares, Inc. Announces 2nd Quarter 2004 Financial Results on
             July 23, 2004, and Stock Split as of August 15, 2004

    HIXSON, Tenn., July 23 /PRNewswire-FirstCall/ -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:
    Cornerstone Bancshares, Inc saw its 2nd quarter earnings surge to $623 thousand or $.50 a share and $1,146 thousand year to date or $.92 a share. Due to these results the Company is adjusting its earning guidance from $1.88 per share to $1.95 per share for 2004 and is very optimistic about future earnings growth. In addition, the Board of Directors has authorized a 2 for 1 stock split of the Company's Common Stock for all registered holders as of August 15, 2004 with a distribution date of September 15, 2004. The split is in response to the above average earnings performance the Company has experienced over the last couple years and the outlook the Board of Directors has concerning future earnings growth. The Bank experienced continued exceptional loan growth as the loan portfolio finished the quarter with an average 2nd quarter balance of $175 million, up 28.5% over the same period in 2003 and surpassed the Bank's budgeted loan growth for 2004. The loan growth was concentrated in the business sector especially in asset based and commercial real estate lending as more and more Chattanooga business customers became disenchanted with their existing banking relationships and searched out a Chattanooga community bank. Asset growth followed in line with loan growth as the Bank averaged $217 million in assets for the 2nd quarter of 2004 up from $175 million during the 2nd quarter of 2003 an increase of 24.3%. Earning assets for the Bank increased 24.2% in comparison to the 2nd quarter of 2003 driving the average earning asset ratio up to 93.5% well above the peer bank average. The Bank opened its new Ooltewah Branch as of June 1st and will have a grand opening on August 11th. This will give the Bank five full service branches in the Chattanooga, TN MSA and will assist in the collection of core deposits to fund the exceptional loan growth the Bank has enjoyed.
    The asset quality remained at the superior level during the first half of 2004 as non-performing loans as a percentage of average total loans remained at 0.03% while past due loans as a percentage of total loans remained at 0.24%. The Bank had net charge offs of $52 thousand during the second quarter and $109 thousand year to date, while providing $410 thousand to the loan loss allowance year to date. The large provision was created to fully fund the loan loss allowance for the loan growth realized from the first two quarters of 2004, and as a result the Bank was able to maintain a 1.32% allowance for the loan loss allowance.
    Cornerstone Bancshares Inc. 2nd quarter 2004 earnings of $623 thousand represents an 24.5% increase over the 2nd quarter in 2003 earnings of $500 thousand. Earnings per share for the 2nd quarter 2004 was $0.50 compared to $0.40 per share for the 2nd quarter of 2003. Cornerstone is confident this earnings growth will continue throughout 2004 and anticipates earnings per share to grow to $1.95 a share an increase of 28.3% over 2003.
    Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA with 5 branches and $225 million in assets specializing in business financial services.


    CORNERSTONE BANCSHARES, INC.
    Selected Financial Information
    as of June 30, 2004
    (in thousands)
                               Three Months              Year-to-Date
                               Ending Jun 30    %        Ending Jun 30    %
      EARNINGS SUMMARY        2004      2003  Change    2004      2003  Change
    Interest income         $3,404    $2,804   21.4%   $6,482    $5,444  19.1%
    Interest expense           818       805    1.6%    1,625     1,617   0.5%
    Net interest income      2,586     1,999   29.4%    4,857     3,827  26.9%
    Provision for loan loss    250        50  400.0%      410       155 164.5%
    Net interest income
     after provision         2,336     1,949   19.9%    4,447     3,672  21.1%
    Noninterest income         329       289   13.6%      676       575  17.6%
    Noninterest expense      1,646     1,425   15.5%    3,250     2,779  17.0%
    Pretax income            1,019       813   25.4%    1,873     1,467  27.6%
    Income taxes               396       313   26.8%      727       565  28.6%
    Net income                $623      $500   24.5%   $1,146      $902  27.0%

    Earnings per common
     share                   $0.50     $0.40            $0.92     $0.73
    Weighted average
     common shares
     outstanding         1,243,167 1,243,167        1,243,617 1,235,667


                              Three Months               Year-to-Date
      AVERAGE BALANCE         Ending Jun 30   %          Ending Jun 30    %
       SHEET SUMMARY         2004      2003 Change      2004      2003  Change
    Loans, net of
     unearned income     $175,397  $136,473  28.5%   $169,126  $131,848  28.3%
    Investment
     securities & Other    27,823    27,214   2.2%     26,622    26,971  -1.3%
    Earning assets        203,220   163,687  24.2%    195,748   158,819  23.3%
    Total assets          217,425   174,879  24.3%    208,983   169,867  23.0%
    Noninterest bearing
     deposits              27,821    17,091  62.8%     24,876    16,790  48.2%
    Interest bearing
     transaction
     deposits              58,496    48,896  19.6%     57,095    46,565  22.6%
    Certificates of
     deposit               80,426    69,345  16.0%     80,019    70,450  13.6%
    Total deposits        166,743   135,333  23.2%    161,990   133,805  21.1%
    Other interest
     bearing liabilities   31,898    22,418  42.3%     28,283    19,275  46.7%
    Shareholder's equity   17,668    15,932  10.9%     17,487    15,662  11.7%


                                            Three Months      Year-to-Date
                                            Ending Jun 30     Ending Jun 30
      SELECTED RATIOS                        2004     2003     2004     2003

    Average equity to
     average assets                         8.13%    9.11%    8.37%    9.22%
    Average net loans to
     average total assets                  80.67%   78.04%   80.93%   77.62%
    Return on average assets                1.15%    1.14%    1.10%    1.06%
    Return on average total equity         14.10%   12.56%   13.11%   11.52%
    Book value per common share            $14.21   $12.82

SOURCE  Cornerstone Bancshares, Inc.
    -0-                             07/23/2004
    /CONTACT: Frank Hughes, President & Treasurer of Cornerstone Bancshares, Inc., +1-423-385-3009, or fax, +1-423-385-3100/
    /Web site:  http://www.cscbank.com /
    (CSBQ)

CO:  Cornerstone Bancshares, Inc.
ST:  Tennessee
IN:  FIN
SU:  STS ERN